                                 EXHIBIT 4.5

                               FIRST AMENDMENT
                                     TO
                              ARBOR DRUGS, INC.
                           1996 STOCK OPTION PLAN


  WHEREAS, Arbor Drugs, Inc. (the "Company") has established and maintains the Arbor Drugs, Inc. 1996 Stock Option Plan, originally effective as of October 5, 1995 (the "Plan");

  WHEREAS, pursuant to Section 18 of the Plan, the Board of Directors of the Company (the "Board") has the right to amend the Plan at any time with the approval of the shareholders of the Company if such amendment would increase the number of shares reserved for options under the Plan;

  WHEREAS, the shareholders of the Company have approved increasing by 3,000,000 the number of shares of the Company's common stock issuable upon exercise of options available for grant under the Plan and increasing by 1,500,000 the number of shares of the Company's common stock issuable upon exercise of options granted to an individual under the Plan; and

  WHEREAS, the Board desires to amend the Plan to increase the number of shares issuable upon exercise of options available for grant and the number of shares issuable upon exercise of options granted to an individual.

  NOW, THEREFORE, by resolution of the Board, as approved by the Company's shareholders, the Plan is hereby amended in the following respect:

 The first paragraph of Section 2 of the Plan is hereby amended in its entirety to read as follows:

     Options granted under the Plan shall be exercisable for shares of Common Stock, $.01 par value per share, of the Company ("Common Stock"). The total number of shares of Common Stock of the Company authorized for issuance upon the exercise of Options under the Plan (the "Shares") shall not exceed, in the aggregate, 6,000,000, with no individual optionee to receive in excess of 3,000,000 Shares upon exercise of Options granted under the Plan, subject to adjustment in accordance with Section 12 of the Plan.


Dated as of December 2, 1997